Exhibit 10.26

SECOND AMENDED AND RESTATED

KEY EMPLOYEE SEVERANCE AGREEMENT

PARTIES:	Planar Systems, Inc. 1195 NW Compton Drive Beaverton, Oregon 97006	(the “Company”)

	Ryan W. Gray 2413 Remington Drive West Linn, Oregon 97068	(“Employee”)

DATE:	November 25, 2014	(“Effective Date”)

BACKGROUND:

The Board of Directors of the Company considers the maintenance of sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, and in order to induce Employee to remain employed by the Company and remain focused on Employee’s important work for the Company in the face of longer-term uncertainties including a potential change of control of the Company and the potential impact of such uncertainties on Employee’s position with the Company, this Agreement, which has been approved by the Compensation Committee of the Company’s Board of Directors, sets forth the severance benefits that the Company will provide to Employee in the event Employee’s employment with the Company is terminated under the circumstances described in this Agreement.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Board” shall mean the Board of Directors of the Company.

1.2 “Cause” shall mean any of the following:

(i) Employee’s fraud or misrepresentation;

(ii) Employee’s theft or embezzlement of Company assets;

(iii) Employee’s commission of a felony involving moral turpitude;

(iv) Employee’s continued failure to satisfactorily perform the duties reasonably assigned to Employee (including observing all applicable Company employment

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polices), for a period of thirty (30) days after a written demand for such satisfactory performance that specifically and with reasonable detail identifies the manner in which it is alleged that Employee has not satisfactorily performed such duties; or

(v) Employee’s material breach of this Agreement or other agreement with the Company that, if curable, has not been cured within thirty (30) days after written notice to Employee of such breach.

1.3 “Change in Control” shall mean the occurrence of any of the following events:

(i) The approval by the Company’s shareholders of a merger, statutory plan of exchange or consolidation to which the Company is a party, if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger, plan of exchange or consolidation would have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation;

(ii) The acquisition (other than directly from the Company) by any person or entity, or group of associated persons or entities acting in concert, of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of the Company representing twenty-five percent (25%) or more of the total combined voting power of the Company’s then issued and outstanding securities;

(iii) The approval by the Company’s shareholders of the sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company to any person or entity that is not a wholly owned subsidiary of the Company;

(iv) The approval by the Company’s shareholders of any plan or proposal for the liquidation or dissolution of the Company; or

(v) A change in the Board with the result that the members of the Board on the Effective Date hereof (the “Incumbent Directors”) no longer constitute a majority of such Board, provided that any person becoming a director whose election or nomination for election was supported by a majority of the Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

1.4 “Company” shall mean Planar Systems, Inc. and any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.5 “Disability” shall mean the inability of Employee to perform, with reasonable accommodation, if necessary, any essential functions of his or her position under this Agreement because of physical or mental incapacity for a period of one hundred twenty (120) days in the aggregate during any twelve (12) -month period.

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1.6 “Good Reason” shall mean that any one or more of the following events occurs or condition exists, without Employee’s express written consent; provided, however, that Employee shall have given written notice to Company of such event or condition alleged to comprise “Good Reason” and thirty (30) days shall have passed with no cure having been made:

(i) A reduction by the Company in Employee’s annual base salary or any failure to pay Employee, when due, any compensation or benefits to which Employee is entitled;

(ii) A significant reduction by the Company in the total benefits available to Employee under cash incentive, stock incentive or other employee benefit plans after a Change in Control as compared to the total package of such benefits as in effect prior to the Change in Control;

(iii) A requirement by the Company that Employee be based anywhere other than within 25 miles of Beaverton, Oregon;

(iv) The Company’s failure to obtain an agreement, reasonably satisfactory to Employee, from any successor or assign of the Company to assume and agree to perform the Company’s obligations under this Agreement;

(v) Reassignment of Employee to a different title, job or responsibilities that result in a significant decrease in the level of responsibility of Employee after a Change in Control as compared with Employee’s level of responsibility for the Company’s operations prior to the Change in Control; provided that Good Reason shall not exist if Employee continues to have substantially the same or greater responsibilities for the former Company operations after the Change in Control as Employee had prior to the Change in Control even if the former Company operations are a subsidiary or division of the surviving company; or

(iv) Any material breach of this Agreement by the Company.

ARTICLE 2

EMPLOYMENT

2.1 Employment. Employee is currently employed by the Company as Vice President, Finance. The Company and Employee acknowledge that either party may terminate this employment relationship at any time for any reason or for no reason at all, subject to the obligation of the Company to provide the severance benefits set forth in this Agreement in accordance with the terms hereof.

2.2 Duties. Employee shall devote Employee’s full business time and attention to the business of the Company and shall use Employee’s best efforts to fulfill the duties of his / her position of employment. Employee shall comply with the Company’s policies and procedures to the extent that they are not inconsistent with this Agreement, in which case the provisions of this Agreement shall prevail.

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2.3 Term and Term of Change in Control Severance Benefits. The term of this Agreement with respect to all terms, provisions, rights and obligations hereunder other than (A) those under Section 3.4(ii) hereof relating to Employee’s termination by the Company without Cause where a Change in Control has occurred, and (B) those under Section 3.7 hereof relating to termination by Employee for Good Reason following a Change in Control (the “Term”) shall begin on the Effective Date hereof and remain in effect until the earlier of: (i) termination of this Agreement pursuant to Article 3 hereof or (ii) March 1, 2016; provided, however, that commencing on March 1, 2016 and each anniversary thereafter, the Term shall automatically be extended for one additional year unless at least 90 days prior to such anniversary, either the Employee or the Company shall have given written notice to the other party that the Term shall not be extended; provided further, however, that the term of this Agreement with respect to the terms, provisions, rights and obligations of set forth in (X) Section 3.4(ii) hereof relating to Employee’s termination by the Company without Cause where a Change in Control has occurred, and (Y) Section 3.7 hereof relating to termination by Employee for Good Reason following a Change in Control (the “Term of Change in Control Severance Benefits”) shall begin on the Effective Date hereof and remain in effect until the first to occur of: (i) termination of this Agreement pursuant to Article 3 hereof, or (ii) March 1, 2016 (which date shall not, for purposes of determining the duration of the Term of Change in Control Severance Benefits, at any time or for any reason, be extended or be deemed to be extended for any additional period). If a Change in Control shall have occurred during the Term of Change in Control Severance Benefits, the Agreement, including Sections 3.4(ii) and 3.7 hereof, shall remain in effect until the earlier of: (i) termination pursuant to Article 3 of this Agreement or (ii) twenty-four (24) months following the Change in Control.

ARTICLE 3

TERMINATION

3.1 Termination. This Agreement may be terminated by either party by providing the other party with written notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated (a “Notice of Termination”). For purposes of Article 3, if Employee is assigned additional or different titles, tasks or responsibilities from those currently held or assigned, consistent with Employee’s general areas of professional expertise and with no decrease in annual base compensation, whether with the Company or any subsidiary of the Company, such circumstances shall not constitute or be deemed to constitute a termination of Employee’s employment or of this Agreement.

3.2 Employee’s Resignation. Employee may terminate this Agreement and Employee’s employment upon thirty (30) days’ advance Notice of Termination. Upon termination by Employee pursuant to this Section 3.2, Company shall pay Employee within thirty days after termination:

(i) Base salary and annual bonus, if any, earned and payable through the effective date of such termination, together with any other compensation or benefits that have been earned or become payable as of the date of termination but have not yet been paid to Employee; and

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(ii) Reimbursement of business expenses incurred through the effective date of such termination (items 3.2 (i) and (ii) shall be referred to collectively as the “Accrued Obligations”).

3.3 Termination by the Company for Cause. Company may terminate this Agreement and Employee’s employment immediately for Cause upon giving Notice of Termination. Upon termination by Company for Cause pursuant to this Section 3.3, Employee shall be paid the Accrued Obligations.

3.4 Termination by the Company Without Cause. The Company may terminate this Agreement and Employee’s employment without Cause upon thirty (30) days’ advance Notice of Termination; provided, however, that the Company may in its sole discretion make termination of the Agreement and Employee’s employment effective immediately upon Notice of Termination, in which case, in addition to the payments otherwise required by this Section 3.4, Employee shall be paid his base salary through a notice period of thirty (30) days. The Company’s failure to at any time renew the Term of this Agreement under Section 2.3 shall be deemed a termination of this Agreement and Employee’s employment without Cause; provided, however, the Company shall have no obligation whatsoever to extend the Term of Change in Control Severance Benefits and the failure to extend the Term of Change in Control Severance Benefits shall, at no time, constitute or be deemed to constitute a termination of this Agreement or of Employee’s employment (including a termination of Employee’s employment without Cause). If the Company terminates Employee’s employment without Cause pursuant to this Section 3.4, Employee shall be entitled to receive the Accrued Obligations and, subject to satisfaction of the Release of Claims requirement specified in Section 3.12 below, shall be entitled to the benefits specified under either subparagraph (i) or subparagraph (ii) below:

(i) No Change in Control Has Occurred. If there has been no Change in Control within twenty-four (24) months prior to Employee’s termination pursuant to this Section 3.4 or within ninety (90) days following Employee’s termination pursuant to this Section 3.4:

A. For a period of twelve (12) months following the effective date of Employee’s termination, the Company shall continue to pay Employee his/ her base salary at the rate in effect just prior to the time a Notice of Termination is delivered, payable according to the Company’s normal payroll practices; provided, however, that the payments for the first six months following Employee’s termination in excess of the lesser of (i) two times the Employee’s base salary, and (ii) $490,000 (or such greater amount as may then be permitted under Treasury Regulation 409A-1(b)(9)(iii)(A) or any successor thereto), shall be deferred, and shall not be paid, until the first day of the seventh month following Employee’s termination;

B. Company shall make available to Employee, at the Company’s expense, outplacement services provided that (i) the outplacement program and the provider of which shall be approved by Company, (ii) the outplacement services are performed within 12 months following the effective date of Employee’s termination, and (iii) the total cost of such Company-paid outplacement services shall not exceed $4,000; and

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C. If Employee elects to continue his Company-provided group health benefits at the level in effect as of the date of termination under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the premiums for Employee’s COBRA continuation coverage (for Employee and Employee’s dependents, if applicable) for a period of up to eighteen (18) months.

(ii) Change in Control Has Occurred. Notwithstanding anything herein to the contrary, upon the occurrence of a Change in Control all unvested restricted shares of Company stock and stock options held by Employee that are subject to performance-based vesting provisions shall hereby be amended to eliminate such performance-based vesting provisions and substitute time-based vesting provisions on the basis that such unvested shares and/or options shall vest ratably over the period commencing on the date of the Change in Control and ending on the last day of the measuring period to be used for determining whether the performance criteria would have been satisfied. If Employee’s termination pursuant to this Section 3.4 occurs within twenty-four (24) months following a Change in Control or if Employee is terminated pursuant to this Section 3.4 and a Change in Control occurs within ninety (90) days following Employee’s termination:

A. Each month for a period of twelve (12) months following the effective date of Employee’s termination, the Company shall continue to pay Employee: (i) Employee’s base salary at the rate in effect just prior to the time a Notice of Termination is delivered plus (ii) one-twelfth of 100% of Employee’s annual target bonus amount (or other variable compensation program) for the year in which Notice of termination is delivered. Payments shall be made according to the Company’s normal payroll practices; provided, however, that the payments for the first six months following Employee’s termination in excess of the lesser of (i) two times the Employee’s base salary, and (ii) $490,000 (or such greater amount as may then be permitted under Treasury Regulation 409A-1(b)(9)(iii)(A) or any successor thereto), shall be deferred, and shall not be paid, until the first day of the seventh month following Employee’s termination;

B. Company shall make available to Employee, at the Company’s expense, outplacement services provided that (i) the outplacement program and the provider of which shall be approved by Company, (ii) the outplacement services are performed within 12 months following the effective date of Employee’s termination, and (iii) the total cost of such Company-paid outplacement services shall not exceed $4,000;

C. If Employee elects to continue his Company-provided group health benefits at the level in effect as of the date of termination under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall pay the premiums for Employee’s COBRA continuation coverage (for Employee and Employee’s dependents, if applicable) for a period of up to eighteen (18) months; and

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D. All outstanding options to purchase stock of the Company (or any successor) held by Employee that are subject to time-based vesting and all grants of restricted Company stock held by Employee that are subject to time based vesting shall become fully vested as of the effective date of Employee’s termination. In the event that there is a Change in Control within 90 days after Employee’s employment was terminated by the Company pursuant to this Section 3.4 and stock options or stock grants were terminated or forfeited to the Company upon Employee’s employment termination pursuant to their terms (because the Change in Control had not occurred at the time of employment termination), the Company shall pay Employee the value of the terminated or forfeited options or shares based upon the per-share proceeds payable to the shareholders of the Company upon such Change in Control or, if the Change in Control is of a type that does not result in proceeds or consideration being paid or payable to shareholders of the Company, the value of the terminated or forfeited options or shares shall equal the average closing price of the Company’s Common Stock for the prior sixty (60) trading days ending on the trading day prior to the effective date of the Change in Control.

3.5 Termination in the Event of Death. This Agreement and Employee’s employment shall terminate automatically upon Employee’s death. Upon termination pursuant to this Section 3.5, the Company shall:

(i) Pay the Accrued Obligations to Employee’s spouse or as otherwise required by state law; and

(ii) Employee’s estate or a person who acquired the right to exercise Employee’s Company stock options by bequest or inheritance or otherwise by reason of the death of Employee, shall have until the earlier of (a) the option expiration date or (b) the date that is twelve (12) months after the date of Employee’s death to exercise Company stock options that are vested as of the date of Employee’s death.

3.6 Termination in the Event of Disability. Company may terminate this Agreement and Employee’s employment in the event of Employee’s Disability. Employee shall cooperate with the Company to provide information and submit to such examinations as the Company may find necessary to make a determination regarding Employee’s Disability. Upon termination pursuant to this Section 3.6, the Company Shall:

(i) Pay the Accrued Obligations to Employee; and

(ii) Employee, Employee’s estate or such other party who has the right to exercise Employee’s Company stock options by reason of the Disability of Employee, shall have until the earlier of (a) the option expiration date or (b) the date that is twelve (12) months after the date of Employee’s termination due to Employee’s Disability to exercise Company stock options that are vested as of the date of Employee’s termination.

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3.7 Termination by Employee for Good Reason Following Change in Control. Within twenty-four (24) months following a Change in Control or within ninety (90) days prior to a Change in Control, Employee may terminate this Agreement and his employment with the Company for Good Reason upon delivery of a Notice of Termination. Upon Employee’s termination for Good Reason pursuant to this Section 3.7, Employee shall be entitled to receive the Accrued Obligations and, subject to satisfaction of the Release of Claims requirement specified in Section 3.13 below:

A. Each month for a period of twelve (12) months following the effective date of Employee’s termination, the Company shall continue to pay Employee: (i) Employee’s base salary at the rate in effect just prior to the time a Notice of Termination is delivered plus (ii) one-twelfth of 100% of Employee’s annual target bonus amount (or other variable compensation program) for the year in which Notice of termination is delivered. Payments shall be made according to the Company’s normal payroll practices; provided, however, that the payments for the first six months following Employee’s termination in excess of the lesser of (i) two times the Employee’s base salary, and (ii) $490,000 (or such greater amount as may then be permitted under Treasury Regulation 409A-1(b)(9)(iii)(A) or any successor thereto), shall be deferred, and shall not be paid, until the first day of the seventh month following Employee’s termination;

B. Company shall make available to Employee, at the Company’s expense, outplacement services provided that (i) the outplacement program and the provider of which shall be approved by Company, (ii) the outplacement services are performed within 12 months following the effective date of Employee’s termination, and (iii) the total cost of such Company-paid outplacement services shall not exceed $4,000; and

C. All outstanding options to purchase stock of the Company (or any successor) held by Employee that are subject to time-based vesting and all grants of restricted Company stock held by Employee that are subject to time based vesting shall become fully vested as of the effective date of Employee’s termination. In the event that there is a Change in Control within 90 days after Employee’s employment was terminated by the Company pursuant to this Section 3.7 and stock options or stock grants were terminated or forfeited to the Company upon Employee’s employment termination pursuant to their terms (because the Change in Control had not occurred at the time of employment termination), the Company shall pay Employee the value of the terminated or forfeited options or shares based upon the per-share proceeds payable to the shareholders of the Company upon such Change in Control or, if the Change in Control is of a type that does not result in proceeds or consideration being paid or payable to shareholders of the Company, the value of the terminated or forfeited options or shares shall equal the average closing price of the Company’s Common Stock for the prior sixty (60) trading days ending on the trading day prior to the effective date of the Change in Control.

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3.8 Options and Restricted Stock. Any options or restricted stock awarded to Employee shall, in the event of a termination of Employee’s employment and except as otherwise provided in this Article 3, be governed by the provisions of the applicable award agreement; provided that the accelerated vesting and stock option exercise provisions of this Article 3 shall, if triggered, control in the event of any inconsistency with any such agreement and the stock option or stock restriction plan and all related agreements.

3.9 No Obligation of Employee to Mitigate. The amount of any payment provided for in this Article 3 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Employee as the result of employment by another employer after the date of termination, or otherwise.

3.10 Entire Termination Payment. The compensation provided for in this Article 3 shall constitute Employee’s sole remedy for termination or breach of this Agreement. Under no circumstances shall Employee be entitled to severance pay and related benefits under more than one section of this Agreement.

3.11 Resignation from Duly Elected or Appointed Positions. Upon termination of Employee’s employment with the Company for any reason, Employee shall offer his / her resignation as an officer or director of the Company and / or of any subsidiary or affiliate of the Company in which he / she holds such positions.

3.12 Section 280G Provision.

(i) Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment, distribution, transfer, benefit or other event with respect to the Company or a successor or direct or indirect subsidiary or affiliate of the Company (or any successor or affiliate of any of them, and including any benefit plan of any of them), arising in connection with an event described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code (the “Code”), occurring after the Effective Date, to or for the benefit of Employee or Employee’s dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Article 3) (each a “Payment” and collectively the “Payments”) is, was or will be subject to the excise tax imposed by Section 4999 of the Code and any successor provision or any comparable provision of state or local income tax law (collectively “Section 4999”), then Employee will receive the greater of (A) the Payments less any applicable excise tax or (B) the amount payable if the Company reduces the Payments (but not below zero) so that the maximum amount of the Payments shall be One Dollar ($1) less than the amount that would cause the Payments to be subject to the excise tax imposed by Section 4999. The Company shall reduce or eliminate the Payments by first reducing or eliminating any cash severance benefits, then reducing or eliminating any accelerated vesting of stock options, then reducing or eliminating any accelerated vesting of restricted stock, then reducing or eliminating any other remaining Payments. The preceding provisions of this Section 3.12 shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee’s rights and entitlements to any benefits or compensation.

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(ii) The determination that a Payment is subject to an excise tax (and the amount of such tax) or a determination of the amount by which the Payments must be reduced to reduce the amount of Payments to One Dollar ($1) less than the amount that would cause the Payments to be subject to the excise tax imposed by Section 4999 (the “Reduction Amount”) shall be made in writing by a certified public accounting firm selected by the Company.

3.13 Release of Claims Requirement. As a condition of receiving severance pay and benefits pursuant to Sections 3.4 and 3.7 of this Article 3, at the time of termination and within twenty-one (21) days of Company delivering the release of claims to Employee, Employee shall enter into and not revoke a release of all claims against the Company substantially in the form attached hereto as Exhibit A updated to reflect such changes in the law as Company may deem necessary or advisable. The Company shall deliver the release of claims to Employee within 30 days after termination.

3.14 Non-disparagement. Neither party will make any malicious, disparaging or false remarks about the other or their respective officers, directors, employees, heirs or assigns. The parties further agree to refrain from making any negative statements regarding the other to any third parties or any statements which could be construed as having or causing a diminishing effect on the other’s reputation, goodwill or business.

ARTICLE 4

CONFIDENTIALITY/PROPRIETARY RIGHTS

Employee acknowledges that the Confidentiality and Proprietary Rights Agreement Employee entered into with Planar dated December 9, 2005 (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit B, remains in full force and effect.

ARTICLE 5

GENERAL PROVISIONS

5.1 Notices. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by facsimile and confirmed, or three (3) days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable address as set forth at the beginning of this Agreement. Either party may change its address, by notice to the other party given in the manner set forth in this Section 5.1.

5.2 Caption. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

5.3 Governing Law/Forum. The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the state of Oregon. The exclusive forum for any disputes arising under this Agreement that are not subject to arbitration shall be the appropriate state or federal court located in Portland, Oregon.

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5.4 Mediation. In case of any dispute arising under this Agreement that cannot be settled by reasonable discussion within 60 days after either party has notified the other party of the existence of a dispute, the parties agree that, prior to commencing any arbitration proceeding as contemplated by Section 5.5 below, they will first engage the services of a professional mediator agreed upon by the parties and attempt in good faith to resolve the dispute through confidential nonbinding mediation. Each party shall bear one-half (1/2) of the mediator’s fees and expenses and shall pay all of its own attorneys’ fees and expenses related to the mediation.

5.5 Arbitration. Any dispute concerning the interpretation, construction, breach or enforcement of this Agreement or arising in any way from Employee’s employment with the Company or termination of employment shall be submitted to final and binding arbitration. The arbitration is to be conducted before a single arbitrator in Portland, Oregon. The arbitration shall be conducted pursuant to the rules of the American Arbitration Association. Employee and the Company agree that, except for the Company’s right to ask a court for injunctive relief to enforce the Confidentiality Agreement, the procedures outlined in Section 5.4 and this Section 5.5 are the exclusive method of dispute resolution.

5.6 Attorneys’ Fees. If any action at law or in equity is taken to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, including fees and expenses on appeal. In any dispute resolved through arbitration under Section 5.5, the arbitrator shall have sole discretion to determine whether or not fees, costs or disbursements shall be awarded to a party.

5.7 Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement. The severance benefits provided herein are in lieu of any other severance plan or provision offered by the Company.

5.8 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

5.9 Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Company and its successors and assigns, and shall be binding on Employee, his administrators, executors, legatees and heirs. Because this Agreement arises in connection with Employee’s employment with the Company, which is personal in nature, it shall not be assigned by Employee and any purported assignment by Employee shall be void and without force or effect.

5.10 Modification. This Agreement may not be and shall not be modified or amended except by written instrument signed by the parties hereto.

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5.11 Entire Agreement. Except as expressly stated in this Agreement, this Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed on. This Agreement replaces and supersedes all prior agreements or understandings of the parties hereto with respect to the subject matter hereof, including, without limitation, that certain First Amended and Restated Key Employee Severance Agreement dated November 6, 2013.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EMPLOYEE	PLANAR SYSTEMS, INC.

/S/ RYAN W. GRAY	By:	/S/ GERALD K. PERKEL
Ryan W. Gray		Gerald K. Perkel
President & Chief Executive Officer

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EXHIBIT A

RELEASE OF CLAIMS

This Document Affects Important Legal Rights You May Have

Please Read It Carefully Before Signing

For and in consideration of the severance benefits described in the Employee Employment Agreement dated as of             , 201         between Planar Systems, Inc. (the “Company”), and                          (the “Employee”), and for other good and valuable consideration, Employee hereby releases the Company, its divisions, affiliates, subsidiaries, parents, branches, predecessors, successors, assigns, officers, directors, trustees, employees, agents, shareholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future (the “Released Parties”) from any and all claims of any kind, whether in tort, contract, or under local, state or federal statute, which Employee now has or may have against the Released Parties, whether known or unknown to Employee, by reason of facts which have occurred on or prior to the date Employee signs this Release of Claims (“Release”). Employee understands and acknowledges that this Release includes, but is not limited to, any claim for reinstatement, re-employment, attorneys’ fees or wages, stock or stock options, or additional compensation in any form, and any claim, including but not limited to claims for breach of contract, defamation, promissory estoppel, wrongful termination, whistleblower or other retaliation claims, and discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, citizenship, national origin, military service, ancestry, sexual orientation or any other factor protected by federal, state or local law (such as claims arising Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, the Post Civil War Civil Rights Act, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act (WARN); Uniformed Services Employment and Re-employment Rights Act, Employee Order 11246, the Sarbanes-Oxley Act, all as amended) relating to Employee’s employment or association with the Company or the termination of that employment and association.

[* * * To be completed if Employee is over age 40 on date of termination.] In accordance with the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act (collectively, the “Act”), Employee acknowledges that (1) he has been, and hereby is, advised in writing to consult with an attorney prior to executing this Release; (2) he is aware of certain rights to which he may be entitled under the Act; (3) as consideration for executing this Release, Employee has received additional benefits and compensation of value to which he would otherwise not be entitled; (4) by signing this Release, he will not waive rights or claims under the Act which may arise after the execution of this Release; (5) Employee has been given a period of at least 21 days to consider this offer; (6) in the event Employee has not executed this Release on or before                             , the offer shall expire; (7) in the event Employee signs the Release prior to 21 days, he does so voluntarily; (8) any changes to the terms of the Agreement, whether material or immaterial shall not re-start the 21-day consideration period; (9) Employee has a period of seven days from the date of execution in which to revoke this Release by written notice to                             ; (10) in the event Employee does not exercise his right to revoke this Release, the Release shall become effective on the date (the “Effective Date”) immediately following the seven day revocation period described above.

EXHIBIT A TO KEY EMPLOYEE SEVERANCE AGREEMENT (Release of Claims)

Employee understands that by signing below he is voluntarily giving up any right that Employee may have to sue or bring other claims against the Released Parties. Finally, Employee has not been forced or pressured in any manner whatsoever to sign this Release, and Employee agrees to all of its terms voluntarily.

This Release is final and binding and may not be changed or modified except in a writing signed by an authorized representative of the parties.

The severance check(s) will be mailed to Employee’s last address on file with Company.

Signature:	Date:

[Printed name]

EXHIBIT A TO KEY EMPLOYEE SEVERANCE AGREEMENT (Release of Claims)

EXHIBIT B

CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

EXHIBIT B TO KEY EMPLOYEE SEVERANCE AGREEMENT (Confidentiality Agreement)